Exhibit II-1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Tetsuya Kubo, Representative Director of Sumitomo Mitsui Financial Group, Inc. (the “Company”) constitutes and appoints Naoki Tamura, General Manager of the Subsidiaries & Affiliates Dept., his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to take the following actions:

1.	To execute and file with the United States Securities and Exchange Commission, on behalf of the Company, a Tender Offer/Rights Offering Notification on Form CB and an Appointment of Agent for Service of Process and Undertaking on Form F-X, pursuant to Rule 802 of the Securities Act of 1933 and in connection with the proposed acquisition of Promise Co., Ltd. by the Company, and to execute and file any and all amendments required to be filed in connection with those documents, together with such exhibits and other documents as such persons executing the same may approve.

2.	To sign such other documents and to do such other things as said agents and attorneys-in-fact may deem necessary or appropriate from time to time in connection with the foregoing.

/s/ Tetsuya Kubo
Tetsuya Kubo Representative Director Sumitomo Mitsui Financial Group, Inc.

January 13, 2012